Exhibit 4.16

REVOLVING CREDIT FACILITY AGREEMENT
USD $25,000,000

THIS REVOLVING CREDIT FACILITY AGREEMENT (this “Agreement”) is entered into on 30 January 2017 between:

(1)	NORTH ATLANTIC DRILLING LTD., a company incorporated under the laws of Bermuda and having its address at Par-la-ville Place, 14 Par-la-ville Road, Hamilton HM 08, Bermuda (the “Borrower”); and

(2)	SEADRILL LIMITED, a company incorporated under the laws of Bermuda and having its address at Par-la-ville Place, 14 Par-la-ville Road, Hamilton HM 08, Bermuda (the “Lender”).
BACKGROUND:

(A)	The Borrower has requested the Lender to provide a revolving credit facility in an amount of up to USD $25,000,000 to enable the Borrower to meet certain of its short-term liquidity requirements.

(B)	The Lender is willing to provide the requested revolving credit facility on the terms and subject to the conditions set forth in this Agreement.
NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS
1.1     Definitions
In this Agreement:
“Availability Period” means the period from the Effective Date and up to and including 31 March 2017.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Oslo.
“Commitment” means USD $25,000,000 to the extent not cancelled or otherwise reduced pursuant to the terms of this Agreement.
“Drawdown Date” means the date on which a Loan is advanced under this Agreement.
“Drawdown Request” means a drawdown request in the form set out in Schedule 1 hereto.
“Event of Default” means each of the events and circumstances specified in Clause 7 hereof.
“Effective Date” means 31 January 2017.
“Final Maturity Date” means the earlier of (i) 31 March 2017 and (ii) the day which falls two (2) Business Days after the date on which the Borrower receives payment of an amount in final settlement of the disputed USD $36 million receivable which is owing to it by Statoil Petroleum AS.
“Interest Period” means, in relation to a Loan, the interest period specified in the approved Drawdown Request for that Loan.
“Interest Rate” means a rate equal to LIBOR plus a margin of 10.00% per annum.

“Interpolated Screen Rate” means, in relation to LIBOR for a Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shorter period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of 11:00am (London time) on the second Business Day prior to the relevant Interest Period for the offering of deposits in USD and for a period comparable to the Interest Period for that Loan, and, if any such rate is below zero, LIBOR will be deemed to be zero.
“LIBOR” means, in relation to a Loan,
(a)    the applicable Screen Rate; or

(b)	if no Screen Rate is available for the Interest Period of that Loan, the Interpolated Screen Rate applicable to that Loan.
“Loan” means a loan made or to be made under this Agreement or the principal amount outstanding for the time being of that loan.
“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other entity which takes over the administration of that rate) for the relevant period displayed on page LIBOR01 or LIBOR02 of the Reuters Screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrower.
“Tax” means all or any levies, imposts, duties, charges, fees, deductions and withholdings levied or imposed by any national or local governmental or public body or authority.
“USD” means the lawful currency of the United States of America at any time.

2.	LOAN AND PURPOSE
This Agreement sets out the terms and conditions upon which the Lender will make available to the Borrower a revolving credit facility in the total principal amount of up to the Commitment for the purpose of meeting the short-term liquidity requirements which the Borrower certifies in each Drawdown Request.

3.	AVAILABILITY
3.1     Utilisation
The Borrower may utilise a Loan if the Lender has received, before 11:00 a.m. London time not less than five (5) Business Days prior to the proposed Drawdown Date or such other period agreed by the Lender, a duly completed Drawdown Request, provided that the following conditions are satisfied on the Drawdown Date:
(a)    the proposed Drawdown Date is a Business Day within the Availability Period;
(b)    no more than five (5) Loans may be outstanding hereunder at any time;

(c)	the aggregate amount of Loans outstanding hereunder on the relevant Drawdown Date (including accrued interest) and the Loan(s) requested shall not exceed the Commitment;

(d)	each Loan is to be in a minimum amount of USD $500,000 or any whole multiple thereof; and
(e)    no Event of Default has occurred and is continuing.
3.2     Application
The Loans shall be made available solely for the purpose referred to in Clause 2 above and in a manner to be agreed between the Borrower and the Lender prior to each Drawdown Date.

4.	INTEREST
4.1     Interest rate
Interest shall accrue on the principle amount of all Loans outstanding hereunder at the Interest Rate, such interest to accrue from day to day and to be calculated on the actual number of days elapsed and on the basis of a 360-day year.
The Borrower shall pay all accrued interest on all Loans on the earlier to occur of (i) the Final Maturity Date and (ii) the date on which this Agreement terminates pursuant to Clause 7 hereof.
4.2     Default interest
In the event that any payment hereunder is not received on the date on which it is due, interest will be payable thereon by the Borrower from such due date until the date on which the Lender receives the payment, at a rate equal to the Interest Rate plus 10.00% per annum.

5.	REPAYMENT, PREPAYMENT AND CANCELLATION
5.1     Repayment

(a)	The Borrower shall repay the principal amount of each Loan in full on the last day of its Interest Period.

(b)	The Borrower shall repay all Loans and all other amounts outstanding hereunder in full, and the Commitment shall be cancelled, on the Final Maturity Date.

(c)
The Borrower may, upon giving the Lender not less than five (5) Business Days’ prior written notice repay a Loan or part of a Loan (such part always being equal to USD $500,000 or any whole multiple thereof).

5.2     Prepayment
If at any time during the Availability Period the aggregate amount on deposit in the Facility Accounts which the Borrower and certain of its subsidiaries maintain with Danske Bank exceeds USD $5 million for more than five (5) consecutive days, then the Borrower shall prepay the outstanding Loan(s) in an amount by which the funds on deposit in the Facility Accounts exceed USD $ 5 million (the “Prepayment Amount”). The Lender will apply the Prepayment Amount to reduce the outstanding amount of the Loans.
5.3     Cancellation
The Borrower shall be entitled to cancel any undrawn part of the Commitment (such part always being equal to USD $500,000 or any whole multiple thereof) without penalty by giving the Lender not less than five (5) Business Days’ irrevocable written notice. Amounts cancelled may not be redrawn. Upon the expiry of such five (5) Business Day period, the Commitment will be reduced by the cancelled amount.
5.4     Re-borrowing
Amounts repaid or prepaid shall be available for re-borrowing subject to the provisions of Clauses 3.1 and 5.3 of this Agreement.

6.	COVENANTS
The Borrower undertakes with the Lender that it will comply with the following covenants as long as any amounts are outstanding under this Agreement:
6.1     General information
The Borrower shall promptly inform the Lender about any event which constitutes or may constitute an Event of Default or which may adversely affect the Borrower’s ability fully to perform the Borrower’s obligations hereunder.
6.2     Financial information
The Borrower shall promptly deliver to the Lender such financial and other information about the Borrower’s business as the Lender may reasonably require from time to time.

7.	EVENTS OF DEFAULT; ILLEGALITY
7.1     Events of Default
Each of the events in Clauses 7.2 to 7.6 shall constitute an Event of Default:
7.2     Overdue Payment
The Borrower fails to pay any amount payable by it pursuant to the provisions of this Agreement when due and such failure is not remedied on or before the third Business Day after the due date for such payment.
7.3     Default under other provisions
The Borrower does not comply in any material respect with any of its other obligations under this Agreement (other than the undertaking referred to in Clause 7.2) and, if such non-compliance is capable of remedy, does not remedy such non-compliance in full on or before the date which is thirty (30) days after the date on which the Lender has given the Borrower written notice of such non-compliance.
7.4     Cross default
Any other loan, guarantee or other financial indebtedness of the Borrower is declared, or is capable of being declared, due prior to its stated maturity by reason of default of the Borrower, or the Borrower fails to make any payment that is required to be made in respect of such other financial indebtedness on or prior to the due date for such payment, or security for any such other financial indebtedness of the Borrower becomes enforceable.
7.5     Insolvency
The occurrence of any of the following:

(a)
the Borrower is insolvent or unable to pay its debts as they fall due, or the value of its assets is less than the amount of its liabilities (taking into account contingent and prospective liabilities); or

(b)	any step is taken by the Borrower with a view to a composition with creditors, or a moratorium or suspension of payments in relation to any of its debts; or

(c)
any step is taken with a view to the winding-up or reorganisation of, or the appointment of an administrator, receiver or administrative receiver in relation to, the Borrower or any of its assets, or the holder of any security over any asset of the Borrower takes any step to enforce that security.

7.6     Material adverse change
A material adverse change occurs in the Borrower’s financial position or its operations which, in the reasonable opinion of the Lender, is reasonably likely to have an adverse effect on the Borrower’s ability to perform its obligations under this Agreement.
7.7     Acceleration
Upon the occurrence of an Event of Default, the Lender may forthwith notify the Borrower in writing that all Loans and all other amounts outstanding under this Agreement at such time shall be immediately due and payable, whereupon the Commitment shall be cancelled, such amounts shall become immediately due and payable and the Lender shall have no further obligation to advance funds to the Borrower hereunder.
7.8     Illegality
If it becomes unlawful under any law, regulation, treaty or of any directive of any governmental authority (whether or not having the force of law) in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement:

(a)	the Lender shall notify the Borrower of any such occurrence promptly after the Lender becomes aware thereof;

(b)	upon the Lender thus notifying the Borrower, the Commitment will be immediately reduced to zero and cancelled; and

(c)
the Borrower shall repay the Loans on the last day of the Interest Period occurring after the Lender has notified the Borrower of any such occurrence or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

8.	FEES, COSTS AND EXPENSES
8.1     Commitment fee
A commitment fee (the “Commitment Fee”) in an amount equal to the product of (i) 40% of the Interest Rate and (ii) the unutilised amount of the Commitment shall accrue from the Effective Date to and including the Final Maturity Date. The Commitment Fee shall be due and payable on the Final Maturity Date or such earlier date (if any) upon which this Agreement terminates in accordance with its terms.
8.2.     Costs and expenses
The Borrower shall pay to the Lender upon demand all costs and expenses reasonably incurred by the Lender in connection with (a) the preparation and execution of this Agreement and (b) the enforcement and preservation of the Lender’s rights under this Agreement or otherwise in connection with the Loans.

9.	PAYMENTS
9.1     Payments to the Lender
The Borrower shall make all payments that are due and payable under this Agreement in US dollars in immediately available funds to such account as the Lender may designate in writing from time to time on the date on which such payment is due. If any amount payable hereunder falls due on a day which is not a Business Day, it shall be payable on the next Business Day.

9.2     Taxes
All payments to be made by the Borrower under this Agreement shall be made without set-off or counterclaim or any deductions for, and free and clear of, any Taxes. If the Borrower is required by law or regulation to deduct or withhold any Taxes from any payment that is payable hereunder to the Lender, the sum to be paid to the Lender by the Borrower shall be increased by such amount as shall be necessary to ensure that the amount received by the Lender, after such deduction or withholding, is equal to the amount which would have been received under this Agreement had no such deduction or withholding been required.

10.	ASSIGNMENT
The Borrower shall have no right to assign any of its rights or transfer any of its obligations hereunder to any other person or entity without the prior written consent of the Lender.

11.	NOTICES

11.1	Each communication to be made hereunder shall be made in writing, including (without limitation) by facsimile transmission or email.

11.2	Any notice or other communication to be made or delivered in connection with this Agreement shall be made to the address (including, without limitation, the email address) of each party set out below:

If to the Lender:     Seadrill Limited
2nd Floor Building 11
Chiswick Business Park
566 Chiswick High Road
London W4 5YS
United Kingdom

Attention:     Jonas Ytreland
Group Treasurer

If to the Borrower:    North Atlantic Drilling Ltd.
C/o North Atlantic Management AS
Drammensveien 288
0283 Oslo
Norway

Attention:     Scott McReaken
Acting Chief Financial Officer

or to such other address or person about which or whom (as applicable) a party to this Agreement notifies the other party by giving not less than five (5) days’ prior written notice.

11.3	Notices and other communications which are given or made hereunder shall be deemed to have been given or made:

(a)
on the date on which the transmission was sent, if given or made by an email transmission which is received legibly and in full by the recipient at or before 5:00pm on a Business Day at the recipient’s location,

(b)
on the first Business Day after the transmission was sent, if given or made by an email transmission which is received legibly and in full by the recipient after 5:00pm on a Business Day at the recipient’s location or on a day which is not a Business Day,

(c)
five days after being deposited in the post if the notice or other communication is sent by first class post, postage prepaid, in an envelope which is addressed to the recipient at its address for notices and other communications under this Agreement.

12.	GOVERNING LAW AND JURISDICTION
This Agreement (including, without limitation, any non-contractual obligations arising out of or in connection with it) shall be governed by and construed in accordance with the laws of England.
Each party irrevocably agrees that the courts of England shall have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including, without limitation, any dispute regarding the existence, validity or termination of this Agreement and any dispute relating to any non-contractual obligation arising out of or in connection with this Agreement).

13.	COUNTERPARTS
This Agreement may be executed in any number of counterparts and on separate counterparts, which execution has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

14.	WAIVER
No failure or delay by a party in exercising any right under this Agreement shall operate as a waiver thereof, and no waiver or variation of any term of this Agreement shall be valid unless it is in writing and signed by the party by whom it is given.

15.	INVALIDITY
If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under any law of any other jurisdiction will in any way be affected or impaired.

16.	THIRD PARTY RIGHTS
A person who is not a party to this Agreement has no right under the Contract (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

IN WITNESS WHEREOF each of the parties hereto has caused this Agreement to be duly executed by its authorised officer on the day and year first above written.

NORTH ATLANTIC DRILLING LTD.    SEADRILL LIMITED

/s/ Scott McReaken______________    /s/ Jonas Ytreland_______
Signature    Signature

Scott McReaken________________    Jonas Ytreland_________
Name printed    Name printed

SCHEDULE 1

DRAWDOWN REQUEST

From: North Atlantic Drilling Ltd.
To:    Seadrill Limited
Date:    [_________________] 2017

Dear Sirs:

We refer to the USD $25 million revolving credit facility agreement dated 30 January 2017 and made between us as Borrower and you as Lender (as the same may be amended from time to time, the “Agreement”).

Capitalised terms which are used in this Drawdown Request, but which are not defined herein, have the respective meanings which the Agreement assigns to such terms.

In accordance with Clause 3 of the Agreement, we hereby notify you that we wish to draw a Loan in the amount of USD $[_________] on [_______________] 2017 (the “Proposed Drawdown Date”) with an interest period of [INSERT NUMBER OF DAYS/WEEKS/MONTHS].

The undersigned duly authorised officer of the Borrower hereby certifies on the date hereof and on the Proposed Drawdown Date as follows:
(a)    the proposed Drawdown Date is a Business Day within the Availability Period;

(b)	no more than five (5) Loans are outstanding or will be outstanding hereunder at such time;

(c)	the aggregate amount of Loans outstanding hereunder on the Proposed Drawdown Date (including accrued interest) and the Loan(s) requested do not and will not exceed the Commitment;

(d)	each outstanding and requested Loan is in a minimum amount of USD $500,000 or a whole multiple thereof;
(e)    no Event of Default has occurred and is continuing; and

(f)	the Borrower is requesting the Loan in order to make:

[(i)]	the following payments which are included in the Borrower’s cash forecast most recently provided to the Lender [INSERT DESCRIPTION]] [; and]

[(i)]
the following payments which are not included in the Borrower’s cash forecast most recently provided to the Lender: [INSERT DESCRIPTION OF PAYMENT WHICH INCLUDES THE FOLLOWING INFORMATION AND ANY OTHER INFORMATION WHICH HAS BEEN

REQUESTED BY THE LENDER: NAME OF PAYEE; AMOUNT OF PAYMENT; TYPE OF PAYMENT; PAYMENT DUE DATE; AND REASON FOR THE PAYMENT]]1

Yours truly,
NORTH ATLANTIC DRILLING LTD.

_______________________________
Signature

_______________________________
Name printed

_______________________________
1     The Borrower is to select the version(s) of the square-bracketed wording which are applicable to the requested drawdown.

EXTENSION AGREEMENT

THIS EXTENSION AGREEMENT (this “Agreement”) is entered into on 14 March 2017 between:

(1)	NORTH ATLANTIC DRILLING LTD., a company incorporated under the laws of Bermuda and having its address at Par-la-ville Place, 14 Par-la-ville Road, Hamilton HM 08, Bermuda (the “Borrower”); and

(2)	SEADRILL LIMITED, a company incorporated under the laws of Bermuda and having its address at Par-la-ville Place, 14 Par-la-ville Road, Hamilton HM 08, Bermuda (the “Lender”).
The Lender and the Borrower are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.
BACKGROUND:

(A)
The Parties have entered into a Revolving Credit Facility Agreement dated 30 January 2017 (the “RCF Agreement”) pursuant to which the Lender has made available to the Borrower, on the terms and conditions set forth in the RCF Agreement, a revolving credit facility in an amount of up to USD $25,000,000 (the “RCF”) to enable the Borrower to meet certain of its short-term liquidity requirements.

(B)	The Borrower and the Lender now wish to amend the Final Maturity Date of the RCF (as each such term is defined in the RCF Agreement) as set forth in this Agreement.
NOW IT IS HEREBY AGREED as follows:

1.	Each capitalized term which is used herein, but is not defined herein, has the meaning which the RCF Agreement gives to such term.

2.
The Parties hereby agree that, with immediate effect from the date of this Agreement, the definition of “Final Maturity Date” in the RCF Agreement is hereby deleted in its entirety and is replaced with the word and numbers “30 April 2017.”

3.
The Parties confirm that the RCF Agreement, as amended by this Agreement, remains valid and in full force and effect and all of the provisions of the RCF Agreement, as amended by this Agreement, are hereby ratified and confirmed.

4.
This Agreement may be executed in any number of counterparts and on separate counterparts, which execution has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

5.	With effect from the date of this Agreement, this Agreement and the RCF Agreement will be read and construed as one document.

6.	This Agreement (including, without limitation, any non-contractual obligations arising out of or in connection with it) shall be governed by and construed in accordance with the laws of England.

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Each Party irrevocably agrees that the courts of England shall have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including, without limitation, any dispute regarding the existence, validity or termination of this Agreement and any dispute relating to any non-contractual obligation arising out of or in connection with this Agreement).

7.
No failure or delay by a party in exercising any right under this Agreement shall operate as a waiver thereof, and no waiver or variation of any term of this Agreement shall be valid unless it is in writing and signed by the party by whom it is given.

8.
If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under any law of any other jurisdiction will in any way be affected or impaired.

9.	A person who is not a party to this Agreement has no right under the Contract (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

IN WITNESS WHEREOF each of the Parties has caused this Agreement to be duly executed by its authorised officer on the day and year first above written.

NORTH ATLANTIC DRILLING LTD.

__ /s/ Scott McReaken_________________________

Name printed:_ _Scott McReaken_________________________

SEADRILL LIMITED

__/s/ Stephanie Morris_________________________

Name printed:_ Stephanie Morris_________________________

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